BIOLASE APPOINTS RICHARD B. LANMAN TO BOARD OF DIRECTORS

IRVINE, CA (October 31, 2017) — BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today announced that it has appointed Richard B. Lanman, M.D., a well-known biotechnology entrepreneur who specializes in accelerating the development and adoption of novel medical technologies, to its Board of Directors, effective November 1, 2017. The appointment of Dr. Lanman replaces outgoing director Fredrick H. Moll, M.D., who is resigning from the Board effective November 11, 2017, due to his commitments associated with his role as CEO of Auris Surgical Robotics, Inc.

Dr. Lanman, 62, is a board-certified neurologist and physiatrist currently serving as the Chief Medical Officer at Guardant Health, Inc. During his career, he has also served on a number of Boards of Directors and Advisory Boards and he has authored 45 articles that have been published in peer reviewed scientific journals.

“His extensive Board and executive management experience and his focus on developing and commercializing disruptive medical technologies and procedures make Dr. Lanman a terrific addition to our Board,” said Johnathan T. Lord, M.D., BIOLASE Chairman of the Board. “We look forward to his advice and counsel as our Board, together with President and CEO Harold Flynn and his executive management team, continue to concentrate on establishing BIOLASE and its innovative dental laser systems as the standard of care in dentistry. I would also like to thank Dr. Moll for his many years of valuable service to BIOLASE and wish him the very best.”

Dr Lanman joined Guardant Health, Inc in September 2014 and as its Chief Medical Officer, he has planned and executed the clinical and analytical validity, and clinical utility studies to bring novel cell-free DNA next generation sequencing technology to widespread adoption.

From July 2008 until September 2014 Dr. Lanman was with Veracyte, Inc., where he drove the validation and clinical utility studies required to commercialize genomic diagnostics in thyroid and lung neoplasia that facilitate improved diagnosis utilizing small, minimally-invasive biopsies. Veracyte went public in 2013. He also previously served as Chief Medical Officer for two cardiovascular biodiagnostic companies, diaDexus and Atherotech, and prior to that, Dr. Lanman was the medical director and senior vice president of San Jose Medical Group and a Chief of Quality at Kaiser Permanente.

Dr. Lanman completed his internship and residency at the University of California San Francisco, after receiving his medical degree from Northwestern University and a Bachelor of Science in chemistry from Stanford University, where he graduated Phi Beta Kappa.

About BIOLASE, Inc.
BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including cone beam digital x-rays and CAD/CAM intra-oral scanners. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 210 patented and 90 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold over 34,900 laser systems to date in over 90 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on Waterlase® iPlus™, Waterlase Express™ and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and Waterlase® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding expected effects of the April 2017 financing and anticipated growth. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual and quarterly reports filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.
John R. Beaver
Senior Vice President and Chief Financial Officer
jbeaver@biolase.com
888-424-6527

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